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                                 EXHIBIT 10.80

Irrevocable and Exclusive Option Agreement dated as of October 16, 1996, between Simmons Broadcasting Company and Commodore Media Of Kentucky, Inc.
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                   IRREVOCABLE AND EXCLUSIVE OPTION AGREEMENT


         For good and adequate consideration, the receipt and sufficiency of which is hereby acknowledged, Simmons Broadcasting Company ("Simmons") hereby grants to Commodore Media of Kentucky, Inc. a Delaware corporation ("Commodore"), and to its nominees, successors and assigns, on this 16th day of October, 1996, an irrevocable and exclusive option (the "Option") to purchase the operating assets of radio station WHRD(AM), Huntington, West Virginia (the "Station").

         1. Cancellation and Replacement of Original Option. Simmons and Commodore acknowledge and agree that the Irrevocable and Exclusive Option Agreement, dated as of February 6th, 1995 between Simmons and Michael R. Shott, which was assigned to Commodore on the date hereof is canceled and replaced in its entirety by this Agreement.

         2. Effective Date and Option Term. The Option shall become effective on the date on which Simmons closes on the sale of radio stations WFXN(FM) and WMLV(FM) to Commodore (the "Effective Date") and shall remain in effect for a period of four (4) years from the Effective Date.

         3. Option Price. The option price for the purchase of the Station's assets shall be Five Thousand Dollars ($5,000), payable in cash at the closing on the purchase of the Station (the
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"Closing"). Upon receipt by Simmons of written notice of the exercise of the
Option, the parties shall proceed to negotiate expeditiously and in good faith a definitive asset purchase agreement that shall contain such terms, conditions and covenants as are (i) customary and normal in agreements for the purchase and sale of radio broadcast station assets, and (ii) consistent with and with terms that are no more onerous or burdensome to either party than those contained in the Asset Purchase Agreement between Simmons and Commodore dated as of April 8, 1996.
         4. Exercise of Option. Commodore shall deliver written notice of the exercise of the Option to Simmons in accordance with the notice provisions of
Section 6.1 hereof. Notwithstanding any other provision of this Agreement, the exercise of the Option may only be made if, at the time of the exercise, Commodore or its successor or assign, is qualified in accordance with the rules and regulations of the FCC then in effect to be the licensee of the Station.

         5. Covenants of Simmons. Simmons covenants that it will not take any action, including the execution of any agreement or contract, that would preclude or impair the exercise or assignment of the Option by Commodore. Simmons shall use its commercially best efforts to preserve the business and operations of the Station, and to maintain the FCC licenses and authorizations for the Station, and will not enter into any agreement or contract that is inconsistent with the provisions of


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this Agreement and the rights granted to Commodore hereunder. On the Effective
Date, Simmons shall enter into a Local Marketing Agreement with Buyer in accordance with the parties' negotiations concerning such agreement.

         6.1 Notices. Any notice required under this Agreement shall be in writing and shall be deemed to have been duly delivered on the date of personal delivery, or on the date of receipt if mailed by registered or certified mail, postage prepaid and return receipt requested, or on the date of receipt if sent by established overnight courier service, to the following addresses:

         To Commodore:                      Mr. James J. Sullivan
                                            Chief Financial Officer
                                            Commodore Media of Kentucky, Inc.
                                            c/o Commodore Media, Inc.
                                            500 Fifth Avenue, Suite 3000
                                            New York, NY  10110

         To Simmons:                        Mr. W. Lee Simmons, President
                                            Simmons Broadcasting Company
                                            44 Bow Circle, Suite B
                                            Hilton Head Island, SC  29928

or to any other additional persons and addresses as the parties may from time to time designate in a writing delivered in accordance with this Section 6.1.

         6.2 Governing Law. This Agreement shall be governed, construed, and enforced in accordance with the laws of, and the forum for the judicial resolution of any dispute arising under this Agreement shall be the State of West Virginia.


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         6.3 Headings. The headings herein are included for ease of reference only and shall not control or affect the meaning or construction of the provisions of this Agreement.

         6.4 Entire Agreement. This Agreement, the Local Marketing Agreement between the parties dated as of the date hereof relating to the Station and all Schedules and Exhibits hereto or thereto, and all documents and certificates to be delivered by the parties pursuant hereto or thereto, collectively represent the entire understanding and agreement of the parties with respect to the subject matter hereof. This Agreement supersedes and replaces the Irrevocable and Exclusive Option Agreement dated as of February __, 1995 between Simmons and Michael R. Shott which was assigned to Commodore on the date hereof and all prior negotiations between the parties concerning the subject matter hereof and cannot be amended, supplemented or modified except by an agreement in writing which makes specific reference to this Agreement or an agreement delivered pursuant hereto, as the case may be, and which is signed by the party against whom enforcement of any such amendment, supplement or modification is sought.

         6.5 Assignment. This Agreement is binding upon the successors and assigns of the parties. Simmons may not assign this Agreement. Commodore may assign the Agreement without the consent of Simmons.

         6.6 Severability. If any provision of this Agreement is declared unlawful by any competent governmental authority, the


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remainder of this Agreement shall remain in effect with the offending provision(s) deleted; provided, however, that this Agreement shall terminate if deletion of this unlawful provision would preclude fulfillment of the basic intent of the parties.

         6.7 Remedies. In the event of a breach of or default under this Agreement by Simmons, Commodore shall have the right to seek specific performance in a court of competent jurisdiction to enforce its rights hereunder. Simmons agrees that the rights granted Commodore hereunder are unique, and that an adequate remedy for damages is not available.

         6.8 Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if the signature on each such counterpart were upon the same instrument.


                       [signatures on the following page]

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         IN WITNESS WHEREOF, this Agreement has been executed by Commodore and
Simmons as of the date first above written.


                                         COMMODORE MEDIA OF KENTUCKY, INC.



                                         By:  /s/ James J. Sullivan
                                             --------------------------------
                                                  James J. Sullivan,
                                                  Chief Financial Officer


                                         SIMMONS BROADCASTING COMPANY



                                         By:  /s/ W. Lee Simmons, President
                                             --------------------------------
                                                  W. Lee Simmons, President



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